Exhibit 19.1

Suburban Propane Partners, L.P. and its Subsidiaries

Policy on Insider Trading

I. INTRODUCTION AND STATEMENT OF PURPOSE

This Policy on Insider Trading (“Policy”) applies to: (a) trading or engaging in other transactions in common units and other securities of Suburban Propane Partners, L.P., and all direct and indirect subsidiaries of Suburban Propane Partners, L.P. (collectively, the “Company” or “Suburban”); and (b) trading or engaging in other transactions in the securities of other companies or entities with which Suburban has conducted, is conducting, or intends to conduct, business, or sharing with anyone outside of the Company any material, non-public information about the Company, the Company’s securities, or other companies or entities, as outlined in Part III.B.3, below.

This Policy applies to: (a) all Supervisors and Executive Officers of Suburban, and their administrative assistants; (b) other key employees, agents or consultants of Suburban whose job responsibilities expose them to material, non-public information about Suburban or any other company or entity identified in Part III.B.3, below and who have been identified as being subject to this Policy by written notice from Suburban’s General Counsel; (c) all other employees of Suburban; and (d) certain other persons and entities related to the foregoing persons and identified in Part III.A, below. For purposes of this Policy, the term “Executive Officer” shall include only those individuals within the Company that are subject to Part V.B (Section 16 of the Securities Exchange Act of 1934) and Part V.C (Rule 144 of the Securities Act of 1933) of this Policy, as identified and communicated to the individual by written communication from Suburban’s General Counsel. All of the persons or entities described in clauses (a) and (b) of this paragraph are referred to as “Covered Persons” in this Policy. Only Covered Persons (or any related party of a Covered Person identified in Part III.A of this Policy) are subject to Part III.B.4 (prohibition on short selling derivative transactions), Part IV (Blackout Periods), and Part V (Mandatory Pre-Clearance) of this Policy.

This Policy has been adopted to help ensure compliance with the federal securities laws, and, consistent with Suburban’s Code of Business Conduct and Ethics, to avoid improper conduct by anyone associated with the Company.

A.
What is Insider Trading?

Perhaps the easiest way to violate the antifraud provisions of the federal securities laws is to engage in “insider trading.” Expressed in simplest terms, illegal insider trading occurs when a person who is aware of or possesses material, non-public information about a company buys or sells or otherwise engages in transactions in that company’s securities, or provides that information to others outside the company. The prohibitions on insider trading apply to virtually any person, including all persons associated with the company, if the information is

“material” and “non-public,” including employees, any Covered Person, or any other advisor owing a duty of trust and confidence to Suburban, such as the Company’s accountants or outside attorneys. A person may also violate the insider trading laws if he or she communicates – or “tips” – material, non-public information to another person or entity without authorization by the Company, and that other person or entity then trades on the basis of the tipped information, or by making recommendations to engage in transactions in the Company’s securities. The terms “material” and “non-public” are defined in Part III.B of this Policy.

The insider trading (including tipping) prohibitions are not limited to common units of the Company, and also includes any derivatives tied to the value of the common units (such as swaps, options or warrants). This Policy also applies to trading in the common stock or other securities of companies or other entities with which the Company has conducted, currently conducts, or intends to conduct, business; examples include past, current and potential Suburban customers and suppliers. See Part III.B.3, below.

B.
Transactions subject to this Policy

This Policy applies to transactions in the Company’s securities, including its publicly traded common units, or any other type of security the Company may issue, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company securities. Transactions subject to this Policy include purchases, sales, exercises or conversions of derivatives, and bona fide gifts of securities.

The General Counsel or his designee will administer this Policy. Accordingly, you should direct any questions you may have regarding compliance with this Policy to the General Counsel of the Partnership. You are encouraged to consult freely and often with the General Counsel if you have any doubt as to whether a particular transaction or communication is covered by this Policy and/or the federal securities laws.

Compliance with this Policy is an essential component of the terms of employment (or other service) for each Covered Person and other employees. If you are aware of “material, non-public information,” as defined below in Part III.B, you must refrain from trading in Company securities, you must not advise anyone else outside the Company to trade in Company securities, and you must not communicate such material, non-public information to anyone else outside the Company for any purpose until that information has been widely disseminated to the public or is no longer material. This Policy also prohibits insider trading (including tipping) involving securities of any other company or entity with which the Company has conducted, is conducting or plans to conduct business, as well as communication outside the Company of material, non-public information relating to any other such company or entity.

II. THE CONSEQUENCES OF ILLEGAL INSIDER TRADING

The consequences of violations of the federal securities laws governing insider trading (including tipping) are serious:

•
For individuals who trade on inside information (or tip such information to others):
o
civil penalty of up to three times the profit gained or loss avoided;
o
criminal fine (no matter how small the profit) of up to $5 million;
o
jail term of up to 25 years;
o
disgorgement of profits;
o
cease-and-desist order to stop the violation, and penalties for violations of such orders or the federal securities laws; and/or
o
the U.S. Securities and Exchange Commission (“SEC”) may seek to bar an individual found to have engaged in insider trading from serving as an officer or director of Suburban or any other public company that files reports with the SEC.
•
For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading or tipping by an employee, director or other person or entity covered by that company’s insider trading policy:
o
civil penalty not to exceed the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and/or
o
criminal penalty of up to $25 million.
•
Illegal Tipping. As discussed, the federal securities laws impose liability on any person who “tips” (the “tipper”), or communicates material, non-public information to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities. Making a recommendation for anyone else to trade securities while in possession of material, non-public is also prohibited.
•
Prevention of Insider Trading and Tipping by Others. The Company and/or the Covered Persons could be deemed “controlling persons” under the federal securities laws and therefore be held subject to potential liability for insider trading (including tipping) based on another person’s violations. Accordingly, it is important for these personnel to maintain an awareness of possible insider trading violations by persons under their control and to take measures where appropriate to prevent such violations. Supervisory personnel who become aware of a potential violation of the insider trading prohibitions and/or violation of this Policy must immediately advise the General Counsel and must take steps where appropriate to prevent persons under their supervision from misusing material, non-public information regarding the Company or any other company or entity covered by this Policy (see Part III.B.3, below).
•
Other Sanctions. Company-imposed sanctions, including dismissal for cause, could result if a Covered Person fails to comply with, or otherwise violates, this Policy.

III. Company Policies and Procedures

A.
What Persons and Entities are Covered by this Policy?

This Policy applies to Covered Persons (as defined above) and employees of the Company and to their (a) family members (i.e., child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships), whether or not living with the Covered Person or employee, and any non-family member who lives in an employees’ or Covered Person’s household or who is under their control, and (b) trusts or other investment vehicles, such as limited partnerships or limited liability companies, that an employee or other Covered Person controls, or from which the employee or Covered Person derives more than minimal economic benefit.

Each employee and Covered Person has the responsibility to comply fully with the applicable provisions of this Policy. Appropriate judgment should be exercised in connection with any transaction in the Company’s securities (or the securities of any other company or entity covered by Part III.B.3 of this Policy) that might be deemed to be illegal insider trading, as well as any communication with persons or entities outside the Company of material, non-public information about the Company (or such other companies or entities). From time to time you may have to forego a proposed securities transaction even if you believe you may suffer an economic loss or forego anticipated profit by waiting.

Each Covered Person must read this entire Policy in order to understand fully what is required, and also notify the related persons or entities outlined above of the requirements of this Policy. This is very important, because violations of the Policy by these persons or entities may be attributed to you because of your position with or work for the Company.

This Policy will continue to apply to Covered Persons until the last to occur of (a) the expiration of six months after separation of the Covered Person from the Company for any reason, or (b) such time as the Covered Person is no longer in possession of material, non-public information regarding the Company (or any of the companies or entities within the scope of Part III.B.3 of this Policy).

B.
What Conduct is Covered By This Policy?

The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

Prohibition of Insider Trading and Tipping. It is the policy of the Company that no Covered Person or other employee (or any related party identified in Part III.A of this Policy) may buy or sell any securities of the Company while aware of information that is both “material” and “non-public” until the Company has disclosed that information to the public, and the public has had sufficient time to absorb it, or until the information is no longer material. Nor may any Covered Person or other employee aware of material, non-public information about the Company communicate this information to anyone outside the Company except as otherwise authorized by the Company and in accordance with the Company’s Policy on Communications with the Public. When in doubt, you must assume that information is material and non-public.

1.
What is “Material Information”?

As a practical matter, it is sometimes difficult to determine whether you have become aware of material, non-public information in the course of performing your duties for Suburban. The key to determining whether confidential information regarding the Company (or other company or entity covered by this Policy under Part III.B.3) is “material” is whether a reasonable investor would consider that information important in the context of making an investment decision regarding the Company’s securities. If the dissemination of such information could reasonably be expected to affect the market price of a company’s securities, whether positive or negative, it should be considered material. Certainly, if such information makes you want to buy, sell or hold a Company security (or a security of another company or entity as discussed below in Part III.B.3), then that information should be presumed to be material.

As a guideline to help you make these difficult materiality determinations, information relating to the following items should generally be considered as “material”:

a. financial results or forecasts (i.e., past or future earnings or other measures of financial performance), including changes in previously released earnings reports, estimates, or forecasts;

b. significant increases or decreases in business volume;

c. extraordinary borrowings;

d. major new products and/or services;

e. mergers, acquisitions, joint ventures, licensing agreements, acquisition or disposition of a business segment or unit, or other significant changes in assets;

f. proposed or pending public or private sales of debt, equity or other securities;

g. unit split or unit distribution, or changes to unit distributions;

h. establishment or modification of a Company program to repurchase its units or shares of an affiliate;

i. call of debt or other securities for redemption;

j. major contract awards or cancellations;

k. top management or control changes;

l. significant write-offs;

m. significant litigation – actual or potential;

n. possible grant or denial of regulatory approvals;

o. impending financial or liquidity problems;

p. a significant cybersecurity incident or identification of a material cybersecurity risk; and

q. changes in Suburban’s auditors, or a notification from its existing auditors that Suburban may no longer rely on the auditors’ report.

Remember that this list is not all-inclusive; what is material depends on the particular facts and circumstances.

Information may also be material to Suburban, even though it relates primarily to another person or entity, if the information could be expected to have a significant impact on Suburban. For example, information that a major Suburban competitor intended to announce a significant marketing initiative that could materially impact Suburban’s sales could be material information with respect to Suburban.

Finally, it is important to remember that both positive and negative information can be material from the perspective of an investor deciding whether to buy, sell or hold securities of the Company (or other covered company or entity described in Part III.B.3), even if Company personnel may not necessarily consider that information important. You must place yourself in the shoes of the “reasonable” holder of Company securities, and ask questions of the General Counsel if you have any doubts regarding the materiality of a particular item of information.

2. What Is “Non-public” Information?

Information is considered “non-public” if it has not been disseminated in a manner making it available to investors generally. For example, information is non-public if it has not been disclosed to the general public by the Company through a press release carried by a national wire service, an SEC Form 8-K or other SEC filing, or some other method that similarly effects broad public disclosure of the information. Even if information has otherwise been disclosed (e.g., it is public in a court filing in connection with an ongoing litigation, or has been reported in the news), for purposes of this Policy, unless otherwise determined by the General Counsel, information will not be considered public until it has been included in a Company Form 8-K or other SEC filing, or in a Company press release issued through one or more widely circulated national news or wire services.

Covered Persons (and related parties of a Covered Person as defined in Part III.A, above) must wait a “reasonable” amount of time after public disclosure of material information before trading or communicating that information to an investor, analyst, member of the media or anyone else outside the Company. Generally speaking, this means that you must wait until at least two business days after a particular item of material, non-public information has been disclosed to the public by the Company in the form of a press release, Form 8-K or other SEC document, or a conference call or webcast of such a call that is open to the public at large and has been the subject of adequate advance public notice, as further discussed in Part V of this Policy. In all cases, Covered Persons must obtain clearance from the General Counsel in advance of any transaction in Suburban securities (see Part V, below).

3.
Applicability To Other Companies or Entities

In the course of performing your duties for Suburban, you may have access to material, non-public information about another, unaffiliated company or entity with which Suburban is, or may be considering, doing business. It is therefore important to remember that the insider trading (including tipping) barred by this Policy is NOT restricted to the securities of Suburban. This Policy also prohibits trading (including tipping) by any Covered Person or other employee (or any related party as defined in Part III.A, above) of the securities of another company or entity on the basis of material, non-public information that you may learn while performing your duties for Suburban. For example, mere awareness of material inside information (favorable or unfavorable) about a Suburban customer or supplier (or prospective customer or supplier) obtained by Suburban employees in the course of negotiating with such customer or supplier could result in insider trading liability if those employees were to trade in the securities of the customer or supplier. Or you may become aware of material, non-public information about another company in connection with a particular Suburban transaction under consideration, such as a merger or acquisition. Accordingly, this Policy applies to material, non-public information regarding any company or other entity with which the Company has conducted, is conducting or may conduct business.

4.
Prohibited Transactions

Because the Board of Supervisors of the Company believes it is improper and inappropriate for any Covered Person to engage in short-term or speculative transactions involving Company common units or other securities, it is Suburban’s policy that no Covered Person (or any related party of a Covered Person identified in Part III.A, above) shall engage in any of the following activities with respect to securities of Suburban:

•
No Short Sales. No Covered Person may engage in selling Suburban’s securities “short” – that is, selling securities that are not owned by the employee. (A person who sells “short” is doing so with the belief that the price of the security is going down and then he or she borrows the securities, sells them, and expects to be able to return the securities by repurchasing them at a lower price in the future.)

•
No Buying or Selling of “Derivative Securities.” No Covered Person may buy or sell derivative securities such as Puts (i.e., options to sell), Calls (i.e., options to purchase), future contracts, or other forms of derivative securities relating to

Suburban’s securities, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Suburban’s securities. For these purposes, a security will be considered a derivative of another security if its value is derived from the value of the other security.

5.
No Exception For Otherwise Necessary or Justifiable Transactions

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the insider trading laws or from this Policy.

6.
Reliance On Non-Public Information Not Required

The fact that a Covered Person or other employee (or any related party identified in Part III.A, above) who is aware of material, non-public information, or any “tippee” of such a Covered Person or other employee, may have relied on other factors in purchasing or selling Suburban securities will not absolve that Covered Person or employee from liability. In other words, your mere awareness or possession of such information may be sufficient to render you liable under the federal securities laws and this Policy for any noncompliance.

IV. “BLACKOUT” PERIODS

A.
General

No Covered Person (or any related party of a Covered Person identified in Part III.A, above) may conduct transactions involving the purchase or sale of the Company’s securities, nor may the General Counsel authorize such transactions under Part V, during the following periods (the “Blackout Periods”):

•
The period in any fiscal quarter commencing at the close of business on the second (2nd) Friday following the end of the second (2nd) fiscal month of the respective quarter and continuing until the close of business on the second (2nd) business day following the date of public disclosure of the financial information for such fiscal quarter or year.
•
Any other period designated in writing by the General Counsel or the Chief Financial Officer pursuant to Part IV.B, below.

The institution of Blackout Periods does not serve to permit otherwise illegal trades or tipping during other, open periods. As stated in Part III.B of this Policy, each Covered Person (and their related parties identified in Part III.A, above) must not trade, even outside a Blackout Period or with authorization from the General Counsel, if he or she is actually aware of material non-public information. Nor may any of the foregoing communicate such information to any person or entity outside the Company in contravention of Part VII of this Policy.

B. Other “Blackout” Periods

There may be material non-public information available to Suburban personnel and/or Supervisors even outside the normal Blackout Periods, for example, when a proposed acquisition is pending but has not been announced, significant pending litigation or regulatory inquiries, or an undisclosed cybersecurity event. In those instances, the Company may establish, and inform Covered Persons of, a period of no trading in the Company’s securities (and, where covered, in securities of another company) for those who might have access to such information.

C. Rule 10b5-1 Trading Plans

Notwithstanding the foregoing restrictions, trades in the Company’s securities may be conducted during Blackout Periods pursuant to a trading plan properly adopted pursuant to Securities and Exchange Commission Rule 10b5-1(c) (see Part VI of this Policy). Any trades pursuant to such a Rule 10b5-1 Trading Plan must be immediately reported to the General Counsel so that the proper Form 144 and Form 4 can be filed on a timely basis (see Part V of this Policy).

V. MANDATORY PRE-CLEARANCE

A. General

In light of the prohibition against trading while aware of material non-public information and the severity of the penalties for insider trading violations, the Board of Supervisors believes it is in the best interests of Suburban to operate under a “pre-clearance” procedure. Pursuant to this procedure, all Covered Persons (and related parties of Covered Persons identified in Part III.A, above) must clear his or her transaction in the Company’s units or any other equity security with the General Counsel or his designee before the transaction may occur, including purchases, sales, or gifts of Company securities. The Board of Supervisors considers a “pre-clearance” procedure to be a prudent method of protecting both the Company and its Supervisors, officers and other employees from potential exposure to the risks of insider trading liability.

Remember, this Part V, as well as the rest of this Policy, continues to apply even after you have terminated your employment, or resigned your board seat, for as long as you have material, non-public information about the Company (or six months after you leave the Company, whichever is longer, as discussed in Part III.A, above).

Any request for pre-clearance under this Part V must state the date on which the proposed transaction will occur, the amount of securities expected to be bought or sold or gifted, and identify the broker-dealer or any other investment professional responsible for executing the trade or other transaction. If, after receiving pre-clearance, the transaction does not occur on the date proposed, the requestor must reinstitute the pre-clearance process.

No pre-clearance requests will be granted during any Blackout Periods, as defined in Part IV, above.

Each Covered Person is responsible for obtaining pre-clearance under this Policy for any purchases or sales by any related-party identified in Part III.A, above.

Even if pre-clearance is obtained from the General Counsel, you may not trade in Suburban securities if you are aware of material, non-public information about the Company or any of the companies covered by this Policy.

The foregoing pre-clearance requirements do not apply to trades made pursuant to a properly adopted Rule 10b5-1 Trading Plan as set forth in Part VI below.

B. Section 16 of the Securities Exchange Act of 1934

Supervisors and Executive Officers of Suburban must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. Under Section 16(a), a public filing with the SEC must be made for all transactions in Suburban securities by a Supervisor or Executive Officer within the applicable regulatory deadlines (which, for open market purchases and sales, gifts, grants of equity awards, and other transactions, is normally before the close of business on the second business day following the date of the transaction), using a Form 4 or Form 5 filing with the SEC as appropriate. Any failure by a Supervisor or Executive Officer to make a timely filing on Form 4 or Form 5 must be reported by Suburban in its Annual Report on Form 10-K and/or proxy statement for the corresponding fiscal year.

Under Section 16(b), Supervisors and Executive Officers of Suburban are barred from engaging in short-swing transactions, which are a sale and a purchase of a public company's equity securities within a 6-month period. Under Section 16(b), Supervisors and Executive Officers of Suburban who purchase and sell Suburban securities within a six-month period must disgorge all “profits” to Suburban, whether or not they had knowledge of any material, non-public information at the time of the purchase and/or sale. Under the applicable rules, if there are multiple purchase and sale transactions within a given six-month period, they will be matched in such a manner so as to maximize the “profit” payable to Suburban, regardless of the order in which such transactions occurred. Neither the granting of a restricted unit award under Suburban’s Restricted Unit Plans or phantom units under Suburban’s Phantom Equity Plan, nor the vesting of any such awards, is deemed a purchase under Section 16(b); however, the sale of any units after vesting is deemed to be a sale under Section 16(b) that can be matched against purchases of other units within a six-month period before or after such sale.

In order to permit the General Counsel to file with the SEC, on a timely basis, the necessary Form 4 and/or Form 5 on your behalf, within one (1) business day of completing any purchase, sale, gift, or other transaction involving Suburban securities, either you or your broker-dealer (or other agent effecting the transaction on your behalf or on behalf of any related party identified in Part III.A, above) must provide the General Counsel with information about the completed transaction, including:

(i)
the nature of the transaction, including whether each transaction was a purchase, sale or gift;

(ii)
the date of the transactions;
(iii)
the number of securities purchased or sold or gifted; and
(iv)
the unit price paid or received in each separate transaction, if applicable.

This post-transaction disclosure requirement also applies to trades pursuant to a Rule 10b5-1 Trading Plan.

In the absence of the General Counsel, the Chief Financial Officer can provide pre-clearance and/or receive post-transaction disclosure.

C. Rule 144 of the Securities Act of 1933

Supervisors and Executive Officers of Suburban must also comply with the reporting obligations of Rule 144 of the Securities Act of 1933. Pursuant to Rule 144, all Supervisors and Executive Officers of Suburban that intend to sell Suburban securities, whether pursuant to an open market order or a Rule 10b5-1 Trading Plan, must file a Form 144 with the SEC in advance of the sale as a notice of the proposed sale of securities when the amount to be sold during any three-month period exceeds 5,000 units or has an aggregate sales price in excess of $50,000. Unlike the Form 4 or Form 5 filing that is filed on your behalf by the General Counsel, the Form 144 is typically filed on your behalf by your brokerage firm using your EDGAR credentials, which the General Counsel can provide your brokerage firm upon your request.

VI. APPROVED RULE 10B5-1 TRADING PLANS

A. General

Rule 10b5-1 provides an affirmative defense from insider trading liability under the U.S. federal securities laws for trading plans that meet certain requirements (a “Rule 10b5-1 Trading Plan”). A Rule 10b5-1 Trading Plan must be entered into at a time when you are not aware of material non-public information. Generally, Rule 10b5-1 Trading Plans may not be adopted during a Blackout Period. All Rule 10b5-1 Trading Plans must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of the securities laws. Once the Rule 10b5-1 Trading Plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Trading Plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion over those matters to an independent third party. The Rule 10b5-1 Trading Plan must allow for the suspension of a trading program, upon notice by the Company, to the extent that the General Counsel or the Board of Supervisors, in consultation with legal counsel, deems such suspension necessary or advisable. The plan must include a cooling-off period before trading can commence that, for Supervisors and Executive Officers of the Company, ends on the later of 90 days after the adoption or modification of the Rule 10b5-1 Trading Plan or two business days following the disclosure of the Company’s financial results in an SEC filing for the fiscal quarter in which the plan was adopted (but in any event, the required cooling off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than Supervisors or Executive Officers of the

Company, 30 days following adoption or modification of a Rule 10b5-1 Trading Plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade arising from a Rule 10b5-1 Trading Plan during any 12-month period. Supervisors and Executive Officers of the Company must include a representation in their plan certifying that: (i) they are not aware of any material, non-public information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.

Any Covered Person wishing to enter into a Rule 10b5-1 Trading Plan should make individual arrangements to do so with a reputable broker who has experience in creating such plans. You must provide the General Counsel with notice of your intention to enter into a Rule 10b5-1 Trading Plan, provide him with sufficient details for him to confirm that the proposed Rule 10b5-1 Trading Plan complies with this Policy, and obtain his pre-clearance, before entering into any Rule 10b5-1 Trading Plan. Notwithstanding anything herein to the contrary, it remains the individual Covered Person’s responsibility to comply with this Policy, the requirements of Rule 10b5-1 and Rule 144, and the requirements of Section 16, even if the Company’s General Counsel pre-clears a Rule 10b5-1 Trading Plan.

Trades by Covered Persons that are executed pursuant to a pre-cleared Rule 10b5-1 Trading Plan are not subject to the prohibition on trading on the basis of material non-public information or, if applicable, to the pre-clearance and Blackout Period requirements set forth in Parts IV and V of this Policy. However, such trades are still subject to the applicable requirements of Rule 144 and Section 16.

Covered Persons seeking to utilize a Rule 10b5-1 Trading Plan should consult with their own qualified securities counsel, including with respect to the desirability of observing a waiting period between adoption of the plan and the initial trades thereunder and the possible impact of modification or cancelling of the plan (or transactions thereunder) on the effectiveness of the plan as an affirmative defense against insider trading liability and your ability to thereafter adopt a new Rule 10b5-1 Trading Plan.

B. Dividend Reinvestment Plans

Although Suburban does not offer a distribution reinvestment plan (“DRP”), many brokers do. If a Covered Person were to enroll in a broker-provided DRP outside of a Blackout Period and when the Covered Person did not otherwise possess material non-public information about the Company, such enrollment might qualify as entering into a Rule 10b5-1 Trading Plan. In such case, purchases of Suburban securities pursuant to the DRP would not be subject to the prohibition on trading on the basis of material non-public information or, if applicable, to the pre-clearance and Blackout Period requirements set forth in Parts IV and V of this Policy.

However, such DRP purchases would still be subject to the reporting and matching requirements of Section 16 outlined in Part V.B of this Policy. Each quarterly DRP purchase would have to be reported to the General Counsel within one (1) business day by either the Covered Person or his or her broker. Any sales of common units by the Covered Person within the one-year period commencing six months prior to the DRP purchase and ending six months following the DRP purchase (the “short-swing period”) would be matched against the DRP purchase, and any resulting “profit” would have to be remitted to Suburban (thus, each sale would be matched against two quarterly DRP purchases). Each time a DRP purchase was made, a new short-swing period would commence. In effect, a Covered Person’s enrollment in a DRP plan would preclude that Covered Person from ever making a “profit” on sales of Suburban common units without having to disgorge such profits to the Company. It is for these reasons that Covered Persons are prohibited from enrolling their holdings of Suburban common units in broker-provided DRPs. If a Covered Person has any questions in this regard, they should direct their questions to the General Counsel.

VII. ADDITIONAL ASSISTANCE

No Policy can address every situation that arises in the day-to-day exchanges with market participants. Any questions regarding the application of this Policy to specific transactions in securities or communications of material, non-public information outside the Company should be referred to the General Counsel.

VIII. VIOLATIONS OF THE POLICY

In view of the seriousness of these matters, and in addition to the legal consequences described elsewhere in this Policy, Suburban will discipline any person who violates this Policy by any appropriate means, including dismissal.

Remember, any of the consequences for violation of this Policy, and even an investigation that does not result in the finding of a violation, can tarnish your reputation and irreparably damage you and the Company.